Exhibit 8.2

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
(T) 404-233-7000
(F) 404-365-9532
(W) www.mmmlaw.com

December 30, 2019

Board of Directors
RW Holdings NNN REIT, Inc.
3090 Bristol Street
Suite 550
Costa Mesa, California 92626

Re:      RW Holdings NNN REIT, Inc. – Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We are acting as special tax counsel to RW Holdings NNN REIT, Inc., a Maryland corporation (the “Company”), in connection with the Merger and other transactions contemplated by the Agreement and Plan of Merger dated as of September 19, 2019 (the “Merger Agreement”), by and among the Company, Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership and the operating partnership of the Company (the “Operating Partnership”), Katana Merger Sub, LP, a Delaware limited partnership and a wholly owned subsidiary of the Company (“Merger Sub”), and Rich Uncles Real Estate Investment Trust I, an unincorporated California association (“REIT I”).  This opinion letter is being delivered to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-233923), which contains the prospectus/proxy statement of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2019, as amended and supplemented through the date hereof (the “Initial Registration Statement”), and the Registration Statement on Form S-4 filed with the Commission on the date hereof pursuant to Rule 462(b) (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statements”).  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Morris, Manning & Martin, LLP

RW Holdings NNN REIT, Inc.
December 30, 2019

You have requested our opinion on the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion letter, we have examined or are otherwise familiar with the following:  originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation (“MSDAT”) on May 15, 2015, the Articles of Amendment and Restatement filed with the MSDAT on May 23, 2016, the Articles of Amendment filed with the MSDAT on August 15, 2017, the Articles Supplementary filed with the MSDAT on August 15, 2017, and the Bylaws of the Company, dated July 8, 2015,  originals or copies of the documents, records, and other instruments relating to the organization and operation of the Operating Partnership, including the Certificate of Limited Partnership filed with the Delaware Secretary of State on January 28, 2016, and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 11, 2017,  the Company’s officer’s certificate delivered to us as of the date hereof pertaining to certain matters relating to the method and manner in which the Company has operated and intends to operate and its income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”),  the Merger Agreement,  Squar Milner’s letter addressed to Morris, Manning & Martin, LLP, dated October 3, 2019, and  such other documents as we deemed necessary or appropriate (items (i) through (vi) collectively, the “Documents”).

The opinion set forth in this letter is based on the relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (including temporary regulations) (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history, all as of the date hereof.  These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinion.  Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative interpretations with respect to many of the provisions of the Code relating to qualification as a REIT under the Code.  An opinion of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinion rendered below, we have assumed that:

1.          Each of the Documents has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended in any material respects;

2.          All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete in all material respects;

Morris, Manning & Martin, LLP

RW Holdings NNN REIT, Inc.
December 30, 2019

3.          All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or similarly qualified, or subject to materiality qualifiers, are and will be true, complete and correct as if made without such qualification;

4.          All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

5.          The transactions will be consummated in accordance with the terms of the Documents (and no transaction or condition described therein and affecting this opinion will be waived by any party);

6.          The parties at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

7.          Neither the Company nor any of its subsidiaries will make any amendments to its organizational documents or the other documents reviewed in connection with this opinion letter after the date hereof that would affect the Company’s qualification as a REIT for any taxable year in which the Company intended to so qualify; and

8.          No action will be taken, and no required action will be omitted to be taken, by the Company or any of its subsidiaries after the date hereof (including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT or a failure to meet the distribution requirements under Section 857(a)) that would have the effect of altering the facts and assumptions upon which the opinion set forth below is based in a manner that affects this opinion.

The opinion set forth in this letter also is premised on various factual representations, warranties and other matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company has satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the IRS, or other relevant authority, we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the matters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate.  We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT.

Morris, Manning & Martin, LLP

RW Holdings NNN REIT, Inc.
December 30, 2019

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s anticipated ownership, organization and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

Our opinion is based solely on the Documents that we have examined and the factual representations and warranties that have been made to us, and cannot be relied upon if any of the representations, warranties and other facts contained in the Documents are, or later become, inaccurate or if any of the factual representations or warranties made to us in the Officer’s Certificate are, or later become, inaccurate.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate.  However, no facts have come to our attention that would cause us to question the accuracy of such factual representations.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  In particular, we are not providing an opinion on the qualification of REIT I as a REIT under the Code, and nothing in this opinion letter should be construed as such.  We also are not providing an opinion on whether the Company’s sale of any former property of REIT I following the Merger would be subject to tax on any net built-in gains in such property pursuant to Treas. Reg. Section 1.337(d)-7.  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

This opinion letter has been prepared for you solely in connection with the filing of the 462(b) Registration Statement, and may not be relied upon by you for any other purpose, or distributed, furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

We hereby consent to the filing of this opinion letter as an exhibit to the 462(b) Registration Statement and to the references to Morris, Manning & Martin, LLP in the Registration Statements.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission.

Most sincerely,

/s/ Morris, Manning & Martin, LLP